SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[(Amendment No.     )]

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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

(Names of Registrant as Specified in Its Charter)

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MORGAN STANLEY INDIA INVESTMENT FUND, INC.

c/o Morgan Stanley Investment Management Inc.

1221 Avenue of the Americas

New York, New York 10020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of the Morgan Stanley India Investment Fund, Inc. (the “Fund”) will be held on Thursday, June 5, 2003 at 8:00 a.m., at the offices of Morgan Stanley Investment Management Inc., 1221 Avenue of the Americas, 22nd Floor, New York, New York 10020, in Conference Room 1, for the following purposes:

1. To elect Directors of the Fund.

2. To consider and act upon a stockholder proposal.

3. To consider and act upon any other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record of the Fund at the close of business on April 10, 2003, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

MARY E. MULLIN

Secretary

Dated: April 21, 2003

If you do not expect to attend the Meeting, please sign and promptly return the enclosed Proxy Card in the enclosed self-addressed envelope or vote by telephone as indicated in the Fund’s Proxy Card. In order to avoid the additional expense to the Fund of further solicitation, we ask your cooperation in mailing in your Proxy Card or voting by telephone promptly.

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

c/o Morgan Stanley Investment Management Inc.

1221 Avenue of the Americas

New York, New York 10020

PROXY STATEMENT

This statement is furnished by the Board of Directors of the Morgan Stanley India Investment Fund, Inc. (the “Fund”) in connection with the solicitation of Proxy Cards by the Board of Directors for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on June 5, 2003, at the principal executive office of Morgan Stanley Investment Management Inc. (hereinafter “MSIM” or the “Manager”), 1221 Avenue of the Americas, 22nd Floor, Conference Room 1, New York, New York 10020. It is expected that the Notice of Annual Meeting, Proxy Statement and Proxy Card will first be mailed to stockholders of the Fund on or about April 21, 2003. The purpose of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders.

If the accompanying Proxy Card is executed properly and returned, shares represented by it will be voted at the Meeting in accordance with the instructions on the Proxy Card. A Proxy may be revoked at any time prior to the time it is voted by written notice to the Secretary of the Fund or by attendance and voting at the Meeting. If no instructions are specified, shares will be voted FOR the election of the nominees for Directors and shares will be voted AGAINST the stockholder proposal set forth in Proposal 2.

The Board has fixed the close of business on April 10, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. On that date, the Fund had 16,018,059 shares of Common Stock outstanding and entitled to vote. Each share will be entitled to one vote at the Meeting.

The expense of solicitation will be borne by the Fund and will include reimbursement to brokerage firms and others for reasonable expenses in forwarding proxy solicitation materials to beneficial owners. The solicitation of Proxy Cards will be largely by mail, but may include, without cost to the Fund, telephonic, telegraphic or oral communications by regular employees of the Manager. The solicitation of Proxy Cards is also expected to include communications by employees of Georgeson Shareholder Communications Inc., a proxy solicitation firm expected to be engaged by the Fund to solicit Proxy Cards by mail or by telephonic, telegraphic or oral communications at a cost not expected to exceed $35,000, plus out-of-pocket expenses.

The Fund will furnish, without charge, a copy of its annual report for its fiscal year ended December 31, 2002 to any stockholder requesting such report. Requests for the annual report should be made in writing to the Morgan Stanley India Investment Fund, Inc., c/o J.P. Morgan Investor Services Co., P.O. Box 2798, Boston, Massachusetts 02108-2798, or by calling 1-800-221-6726.

J.P. Morgan Investor Services Co. is an affiliate of the Fund’s administrator, JPMorgan Chase Bank (“JPMorgan Chase”), and provides administrative services to the Fund. The business address of JPMorgan Chase and J.P. Morgan Investor Services Co. is 73 Tremont Street, Boston, Massachusetts 02108-2798.

The Board of Directors of the Fund recommends that you vote “FOR” the election of the nominees as Directors as set forth in Proposal No. 1 of the Notice of Annual Meeting of Stockholders.

The Board of Directors of the Fund unanimously recommends that you vote “AGAINST” Proposal No. 2. The Board of Directors believes that this proposal is not in the best interests of stockholders.

ELECTION OF DIRECTORS

(Proposal No. 1)

It is necessary at this time that stockholders elect Directors to hold office for a term stated below and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying Proxy Card to vote, on behalf of the stockholders, for the election of Nilesh Joshi, Joseph J. Kearns and Marie Joseph Raymond La Musse as Class III Directors for a term expiring in 2006, with Mr. Kearns’ term to commence on July 31, 2003.

Board Approval of Election of Directors

Gerard E. Jones has tendered his resignation as a Director of the Fund effective July 31, 2003 (or, if the Fund’s stockholder meeting is not held by then, on such later date as the meeting is held). The Fund’s Board of Directors has nominated Joseph J. Kearns for consideration as a Director of the Fund to replace Gerard E. Jones. By unanimous written consent dated April 16, 2003, the Board of Directors of the Fund proposed that Mr. Kearns become a Director of the Fund to replace Mr. Jones.

Pursuant to the Fund’s By-Laws, the terms of office of the Directors are staggered. The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class having a term of three years. Each year the term of one class expires. With respect to the Fund, Class I currently consists of Ronald E. Robison, John S.Y. Chu and Fergus Reid. Class II currently consists of Gaetan Bouic and Clifford D’Souza. Class III currently consists of Nilesh Joshi, Gerard E. Jones and Marie Joseph Raymond La Musse. Only the Directors in Class III (including Joseph J. Kearns, whom the Board of the Fund has proposed to succeed Mr. Jones) are being considered for election at this Meeting, with the election of Mr. Kearns to be effective as of July 31, 2003.

Pursuant to the Fund’s By-Laws, each Director holds office until (i) the expiration of his term and until his successor has been elected and qualified, (ii) his death, (iii) his resignation, (iv) December 31 of the year in which he reaches seventy-two years of age, or (v) his removal as provided by statute or the Fund’s Articles of Incorporation. Each officer of the Fund will hold such office until his or her death or resignation or a successor has been duly elected and qualified.

Board Meetings and Committees

The Board of Directors of the Fund has an Audit Committee. The Audit Committee makes recommendations to the full Board of Directors with respect to the engagement of independent accountants and reviews with the independent accountants the plan and results of the audit engagement and matters having a material effect on the Fund’s financial operations. The Fund has adopted a formal, written Audit Committee Charter. The Audit Committee met three times during the fiscal year ended December 31, 2002.

The members of the Audit Committee are currently Gerard E. Jones, John S.Y. Chu, Gaetan Bouic, Marie Joseph Raymond La Musse and Fergus Reid, none of whom is an “interested person,” as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), of the Fund (with such disinterested Directors being “Independent Directors” or individually, “Independent Director”), and each of whom is “independent” from the Fund under the listing statements of the New York Stock Exchange, Inc. The current Chairman of the Fund’s Audit Committee is Gerard E. Jones.

The Board of Directors also has a Nominating and Compensation Committee. The Nominating and Compensation Committee evaluates and recommends nominees for election to the Fund’s Board of Directors and establishes compensation for Independent Directors. The Fund has adopted a formal, written Nominating and Compensation Committee Charter. The members of the Nominating and Compensation Committee are currently Fergus Reid, Gerard E. Jones, John S.Y. Chu, Marie Joseph Raymond La Musse and Gaetan Bouic, each of whom is an Independent Director. The current Chairman of the Nominating and Compensation Committee is Fergus Reid. The Nominating and Compensation Committee did not meet during the fiscal year ending December 31, 2002.

There were four meetings of the Board of Directors of the Fund held during the fiscal year ended December 31, 2002. For the 2002 fiscal year, each current Director attended at least seventy-five percent of the aggregate number of meetings of the Board and of any committee on which he served held during the time such Director was a member of the Board, except for Fergus Reid with respect to meetings of the Fund’s Audit Committee.

Each of the nominees for Director has consented to be named in this Proxy Statement and to serve as a Director of the Fund if elected. The Board of Directors has no reason to believe that any of the nominees named above will become unavailable for election as a Director, but if that should occur before the Meeting, Proxy Cards will be voted for such persons as the Board of Directors may recommend.

Information Regarding Current Directors and Nominee Directors

Certain information regarding the current Directors of the Fund and nominees for election as Directors is set forth below:

Name, Address and Age	Position with the Fund	Principal Occupations During Past Five Years and Other Directorships	Dollar Range of Equity Securities in the Fund**	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to Be Overseen in Family of Investment Companies**(1)	Number of Portfolios in Fund Complex Overseen by Director
Interested Directors
Clifford D’Souza* Morgan Stanley Forbes Building—Fifth Floor Charanjit Rai Marg Fort Mumbai, India (39)	Class II Director of the Fund since 2001	Executive Director of Morgan Stanley Investment Management Privated Ltd.	None	None	1

Nilesh Joshi*† Morgan Stanley Forbes Building—Fifth Floor Charanjit Rai Marg Fort Mumbai, India (39)	Nominee for Class III Director of the Fund	Vice President of Morgan Stanley Investment Management Private Ltd.; Formerly, Associate Vice President and Company Secretary of Kotak Mahindra Group (investment management).	None	None	1

Ronald E. Robison* 1221 Avenue of the Americas New York, NY 10020 (64)	Class I Director of the Fund since 2001

Chief Global Operations Officer and Managing Director of MSIM; Managing Director of Morgan Stanley & Co. Incorporated; Managing Director of Morgan Stanley; Managing Director and Director of Morgan Stanley Investment Advisors Inc. and Morgan Stanley Services Company Inc.; President, Chief Executive Officer and Director of Morgan Stanley Trust; Director or Trustee and President of various U.S. registered investment companies managed by MSIM; Vice President of the Retail Funds; Formerly, Managing Director and Chief Operating Officer of TCW Funds Management and Managing Director of Trust Company of the West.

			None	None	94

*	“Interested person” of the Fund within the meaning of the 1940 Act. Mr. Robison is an officer of the Manager, and Messrs. D’Souza and Joshi are officers of an affiliate of the Manager.
†	Nominee for election as a Director of the Fund at the Meeting.
**	This information has been furnished by each Director and nominee. The dollar values in this table are based upon the market price of the Fund’s shares as of April 10, 2003.
(1)	The term “Family of Investment Companies” refers to certain registered investment companies, including the Fund, which are advised by the Manager or share the same principal underwriter and are held out to investors as related companies for purposes of investment and investor services.

Name, Address and Age	Position with the Fund	Principal Occupations During Past Five Years and Other Directorships	Dollar Range of Equity Securities in the Fund**	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to Be Overseen in Family of Investment Companies**(2)	Number of Portfolios in Fund Complex Overseen by Director
Independent Directors
Gaetan Bouic Coast Road Poste Lafayette, Mauritius (66)	Class II Director of the Fund since 2001	Chairman and Director of Executive Services Limited; Formerly, Finance Director of UBP Limited Group (building materials), Chairman of the Listing Committee of the Stock Exchange of Mauritius, Chairman of Mauritius Venture Capital Fund Ltd., President of the Joint Economic Council and Chairman of the Stock Exchange of Mauritius.	None	None	1

John S.Y. Chu Orchard Towers Quatre Bornes, Mauritius (64)	Class I Director of the Fund since 1996	Finance Director of the ABC Group of Companies (conglomerate); Formerly, Managing Director of Crown Eagle Investments Ltd.	None	None	1

Gerard E. Jones(1) Shipman & Goodwin, LLP 43 Arch Street Greenwich, CT 06830 (66)	Class III Director of the Fund since 2000	Of Counsel, Shipman & Goodwin, LLP (law firm); Director of Tractor Supply Company, Tiffany Foundation and Fairfield County Foundation; Director or Trustee of various U.S. registered investment companies managed by MSIM.	None	Over $100,000	93

Joseph J. Kearns† PMB 754 23852 Pacific Coast Highway Malibu, CA 90625 (60)	Nominee for Class III Director of the Fund	President, Kearns & Associates LLC (investment consulting); Director of Electro Rent Corporation (equipment leasing), The Ford Family Foundation and UCLA Foundation; Director or Trustee of various U.S. registered investment companies managed by MSIM; Formerly, Chief Financial Officer of The J. Paul Getty Trust.	None	$10,001-$50,000	215

Marie Joseph Raymond La Musse† Le Belvedere Rue La Hausse de la Louviere Floreal, Mauritius (69)	Nominee for Class III Director of the Fund	Director of The India Media, Internet and Communications Fund Ltd., Southern Cross Hotel Ltd., Jean Vaulbert de Chantily Ltd. (consumer goods) and Grandville Ltée (property holding company); Formerly, Partner of Lamusse Sek Sum (accounting).	None	None	1

Name, Address and Age	Position with the Fund	Principal Occupations During Past Five Years and Other Directorships	Dollar Range of Equity Securities in the Fund**	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to Be Overseen in Family of Investment Companies**(2)	Number of Portfolios in Fund Complex Overseen by Director
Independent Directors
Fergus Reid 85 Charles Colman Boulevard Pawling, NY 12564 (70)	Class I Director of the Fund since 2000	Chairman and Chief Executive Officer of Lumelite Plastics Corporation; Trustee and Director of certain investment companies in the J.P. Morgan Funds complex managed by J.P. Morgan Investment Management Inc.; Director of various U.S. registered investment companies managed by MSIM.	None	Over $100,000	216

†	Nominee for election as a Director of the Fund at the Meeting.
(1)	Mr. Jones has tendered his resignation as a Director of the Fund effective July 31, 2003 (or, if the Fund’s stockholder meeting is not held by then, on such later date as the meeting is held).
**	This information has been furnished by each Director and nominee. The dollar values in this table are based upon the market price of the Fund’s shares as of April 10, 2003.
(2)	The term “Family of Investment Companies” refers to certain registered investment companies, including the Fund, which are advised by the Manager or share the same principal underwriter and are held out to investors as related companies for purposes of investment and investor services.

Certain information regarding the officers of the Fund is set forth below:

Name, Address and Age	Position with the Funds	Principal Occupations During Past Five Years
Ronald E. Robison* 1221 Avenue of the Americas New York, NY 10020 (64)	President of the Fund since 2001

Chief Global Operations Officer and Managing Director of MSIM; Managing Director of Morgan Stanley & Co. Incorporated; Managing Director of Morgan Stanley; Managing Director and Director of Morgan Stanley Investment Advisors Inc. and Morgan Stanley Services Company Inc.; President, Chief Executive Officer and Director of Morgan Stanley Trust; Director or Trustee and President of various U.S. registered investment companies managed by MSIM; Vice President of the Retail Funds; Formerly, Managing Director and Chief Operating Officer of TCW Funds Management and Managing Director of Trust Company of the West.

Stefanie V. Chang* 1221 Avenue of the Americas New York, NY 10020 (36)	Vice President of the Fund since 1997

Executive Director of Morgan Stanley & Co. Incorporated and MSIM; Officer of various U.S. registered investment companies managed by MSIM; Assistant Secretary of the Retail Funds and Secretary of various U.S. registered investment companies managed by Van Kampen Investment Advisory Corp. and Van Kampen Asset Management Inc.; Previously practiced law with the New York law firm of Clifford Chance US LLP (formerly Rogers & Wells).

Lorraine Truten* 1221 Avenue of the Americas New York, NY 10020 (41)	Vice President of the Fund since 2001	Executive Director of MSIM; President of Morgan Stanley Distribution, Inc.; Officer of various U.S. registered investment companies managed by MSIM.

Mary E. Mullin* 1221 Avenue of the Americas New York, NY 10020 (36)	Secretary of the Fund since 1999

Vice President of Morgan Stanley & Co. Incorporated and MSIM; Officer of various U.S. registered investment companies managed by MSIM; Previously practiced law with the New York law firms of McDermott, Will & Emery and Skadden, Arps, Slate, Meagher & Flom LLP.

James W. Garrett* 1221 Avenue of the Americas New York, NY 10020 (34)	Treasurer of the Fund since 2002

Executive Director of Morgan Stanley & Co. Incorporated and MSIM; Officer of various U.S. registered investment companies managed by MSIM; Previously with PricewaterhouseCoopers LLP (formerly PriceWaterhouse LLP).

Michael Leary 73 Tremont Street Boston, MA 02108 (37)	Assistant Treasurer of the Fund since 2003

Vice President and Senior Manager of Fund Administration and Compliance of J.P. Morgan Investor Services Co.; Officer of various U.S. registered investment companies managed by MSIM; Formerly with Ernst & Young LLP.

*	“Interested person” of the Fund within the meaning of the 1940 Act. Mr. Robison, Mr. Garrett, Ms. Chang, Ms. Truten and Ms. Mullin are officers of the Manager.

Based on information furnished by each Independent Director as of April 10, 2003, neither any Independent Director nor any immediate family member of any Independent Director owned any securities of the Manager or its affiliates as of such date.

Compensation of Directors and Officers

Certain of the Independent Directors have entered into a deferred fee arrangement (the “Fee Arrangement”) with the Fund, pursuant to which such Director may defer to a later date the receipt of the Director’s fees. The deferred fees owed by the Fund are credited to a bookkeeping account maintained by the Fund on behalf of such Director and accrue income from and after the date of credit in an amount equal to the amount that would have been earned had such fees (and all income earned thereon) been invested and reinvested either (i) in shares of the Fund or (ii) at a rate equal to the prevailing rate applicable to 90-day United States Treasury Bills at the beginning of each calendar quarter for which this rate is in effect, whichever method is elected by the Director.

Under the Fee Arrangement, deferred Director’s fees (including the return accrued thereon) will become payable by the Fund in cash upon such Director’s resignation from the Board of Directors of the Fund in a lump sum or in generally equal annual installments over a period of five years (unless the Fund has agreed to a longer or shorter payment period) beginning on the first day of the year following the year in which such Director’s resignation occurred. In the event of a Director’s death, remaining amounts payable to him under the Fee Arrangement will thereafter be payable to his designated beneficiary; in all other events, a Director’s right to receive payments is non-transferable. Under the Fee Arrangement, the Board of Directors of the Fund, in its sole discretion, has reserved the right, at the request of a Director or otherwise, to accelerate or extend the payment of amounts in the deferred fee account at any time after the termination of such Director’s service as a director. In addition, in the event of liquidation, dissolution or winding up of the Fund or the distribution of all or substantially all of the Fund’s assets and property to its stockholders (other than in connection with a reorganization or merger into another fund advised by MSIM), all unpaid amounts in the deferred fee account maintained by the Fund will be paid in a lump sum to the Directors participating in the Fee Arrangement on the effective date thereof.

Set forth below are tables showing the aggregate compensation paid by the Fund to each of its Directors, as well as the total compensation paid to each Director of the Fund by the Fund and by other U.S. registered investment companies advised by MSIM or its affiliates (collectively, the “Fund Complex”) for their services as Directors of such investment companies for the fiscal year ended 2002 for each fund in the Fund Complex. In all cases, there were no pension or retirement benefits accrued as part of the Fund’s expenses.

Name of Current Directors	Aggregate Compensation from Fund	Total Compensation from Fund and Fund Complex Paid to Directors(2)(3)
Interested Directors
D’Souza(1)	None	None
Joshi(1)	None	None
Robison(1)	None	None

Independent Directors
Bouic	$10,500	$10,500
Chu	10,500	10,500
Jones	5,492	93,500
La Musse	10,500	10,500
Reid(3)	531	95,500

(1)	“Interested person” of the Fund within the meaning of the 1940 Act.
(2)	Amounts shown in this column also include amounts received by each Director for service on the Boards of several other funds affiliated with the Fund, which are part of the Fund Complex, a portion of which will be paid in 2003.
(3)	Amounts shown in this table include certain amounts deferred by Mr. Reid, pursuant to the Fee Arrangement described above. The total amount of deferred compensation from the Fund for Mr. Reid is $531 and the total deferred compensation from the Fund and the Fund Complex for Mr. Reid is $88,632.

The election of the nominees for election as Directors of the Fund requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Under the Fund’s By-Laws, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast thereat will constitute a quorum. For this purpose, abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular proposal with respect to which the brokers or nominees do not have discretionary power) will be counted in determining whether a quorum is present at the Meeting, but will not be counted as votes cast at the Meeting.

The Board of Directors of the Fund recommends that you vote “FOR” the election of the nominees as Directors.

STOCKHOLDER PROPOSAL

(Proposal No. 2)

A stockholder of the Fund, Walter Baer (the “Proponent”), has submitted a proposal, Proposal No. 2, set forth below for inclusion in this Proxy Statement for consideration by stockholders of the Fund. The Proponent has provided evidence to the Fund of beneficial ownership of 500 shares of common stock of the Fund. The Fund will provide the address of the Proponent to any person who so requests such information by written or oral request to the Fund, c/o Morgan Stanley Investment Management Inc., 1221 Avenue of the Americas, New York, New York 10020 or by calling (888) 378-1568.

The Fund’s Board of Directors recommends that the stockholders vote AGAINST the stockholder’s proposal, Proposal No. 2. The reasons for the Board of Directors’ recommendation are set forth below the stockholder’s supporting statement.

Proposal

RESOLVED, that stockholders of the Fund recommend that the Board of Directors act to adopt interval-fund status for the Fund, under which the Fund will make repurchase offers at three-month intervals for not less than 10% of the Fund’s shares outstanding at not less than 98% of net asset value (NAV), and to effect the first such repurchase offer not later than September 20, 2003.

Supporting Statement

Shares of our Fund have persistently traded at a large discount from net asset value (NAV). As of December 13, 2002, the discount was 18 percent, representing more than $30 million in value unavailable to shareholders.

Adopting an interval fund structure in which the Fund converts periodic repurchase offers at a price at or near NAV, will, in my opinion, substantially reduce the discount. This approach was successfully implemented by The Asia Tigers Fund, which in 2002 began quarterly tender offers for 10% of shares at 98% of NAV. Shareholders of The Asia Tigers Fund saw the discount fall from 19% on January 1, 2002 to 11% one month later after the interval fund proposal was announced. The discount stood at 8.1% as of February 28, 2003.

This proposal asks the Directors of our Fund to approve and promptly submit a similar interval fund proposal to shareholders. Of course, the adoption of interval-fund status involves some risks to the Fund and to shareholders. For example, the Fund’s expense ratio may increase as its asset base decreases, and the need for periodic liquidity may cause the Fund to invest differently from the way it currently invests. However, I believe that the direct benefits to shareholders from reducing the discount greatly outweigh the possible risks and disadvantages. What has worked for The Asia Tigers Fund and other funds will, in my opinion, also work for our Fund to substantially increase shareholder value.

Your Board of Directors Urges You to Vote AGAINST the Stockholder’s Proposal for the Reasons Discussed Below.

The Board of Directors has consistently considered alternatives for reducing the Fund’s discount, and has taken numerous actions towards that end over the years. In an attempt to address the discount and enhance stockholder value, on August 10, 1998, the Fund commenced an open market repurchase program (the “Program”) of outstanding shares of the Fund’s common stock. Since the inception of the Program, 8,425,925 shares, representing 23.60% of the Fund’s outstanding shares when the Program commenced, have been repurchased through April 10, 2003. The repurchase of shares pursuant to the Program may have helped reduce the Fund’s discount. Since the commencement of the Program, the discount at which the Fund’s shares trade from net asset value has fallen from 25.92% to 18.13% as of April 10, 2003.

In further attempts to address the discount and enhance stockholder value, the Fund has conducted two tender offers: a) during the first quarter of 2001 for 30% of the Fund’s outstanding shares and b) during the second quarter of 2002 for 15% of its outstanding shares. Under the two tender offers, a total of 11,263,109 shares, representing 40.19% of the Fund’s outstanding shares as of the date the first tender offer commenced, have been accepted for payment pursuant to the Fund’s tender offers. Accordingly, the Fund has purchased a total of 19,689,034 shares pursuant to the Program and the tender offers, representing 55.14% of the Fund’s outstanding shares as of the commencement of the Program.

The Board of Directors continues to consider all available options for reducing the Fund’s discount. The discount at which the Fund’s shares trade is ultimately caused by matters of supply and demand for the Fund’s shares, and the Board does not believe that adopting the proposed interval fund structure will substantially alter the imbalance between demand for and supply of the Fund’s shares that produces the discount. Moreover, the experience of The Asia Tigers Fund cited by the stockholder does not provide clear evidence that an interval fund structure reduces the discount of a closed-end fund’s shares. For example, although The Asia Tigers Fund’s discount was 19% on January 1, 2002, the discount fell to 16.50% on January 4, 2002 and 13.95% on January 11, 2002, before the interval fund proposal was publicly announced on January 29, 2002. Throughout the remainder of 2002, that Fund’s discount drifted up and down. Accordingly, it is unclear whether any reduction in that fund’s discount resulted from the interval fund structure or from general market conditions. There is no reason to assume that adopting an interval fund structure would have the effect of reducing the Fund’s discount.

The Board of Directors certainly understands, as described in the description of Proposal 2 on page 8, that if the Fund adopted an interval fund structure, certain stockholders would benefit as a result of the ability of stockholders to resell their shares to the Fund at net asset value less the applicable repurchase fee, if any, and the fact that the Fund’s shares might momentarily trade at a lower discount than is currently the case. Nevertheless, your Board of Directors does not believe that adopting an interval fund structure would benefit the Fund’s stockholders generally, particularly longer-term stockholders, and is strongly opposed to Proposal 2 for the following reasons:

Performance Impairment.    As a closed-end fund, the Fund does not have to have cash available to meet repurchase requests on a regular basis and therefore, its assets can be more fully invested. Moreover, the Fund is never forced to sell securities at an inopportune time to meet repurchase requests. Both features would change if the Fund were to adopt the proposed interval fund structure and conduct regular large-scale repurchases accordingly. The Fund would thereafter be required to alter its investments so as to maintain cash reserves and portfolio liquidity to effect repurchases, and might be forced to sell portfolio securities at inopportune times to obtain cash to meet repurchase requests. Both changes would likely have an adverse effect on the Fund’s performance. In addition, as the Manager has advised the Board, the Manager would be constrained in its ability to add value through appropriate diversification, sector allocation and investment in medium and smaller capitalization companies as well as less liquid companies in a manner consistent with the Fund’s past practice or investor expectations. The closed-end structure of the Fund allows it to invest in securities that the Manager deems appropriate to hold over the long term, with the potential for higher returns than investments which are meant to be held for short time periods. Adopting an interval fund structure may render the Fund unable to make such long-term investments, which may adversely affect the Fund’s performance.

Accordingly, if the Fund adopts the proposed interval fund structure, it would be less likely that the Fund could continue its consistently strong relative performance of the past several years in comparison with its benchmark market index, which is the Bombay Stock Exchange National Index, comprised of a market capitalization weighted index of 100 companies expressed in U.S. dollar terms. For the year ended December 31, 2002, the Fund outperformed its benchmark with the Fund having a total return (based on net asset value per share) of 13.94%, compared to 7.5% for its benchmark. For the five years ended December 31, 2002, the Fund outperformed its benchmark with the Fund having an average annual return (based on net asset value per share) of 11.89%, compared to an average of –3.02% for the Fund’s benchmark. Accordingly, the benefit of the reduction, if any, in the Fund’s discount that might occur upon the adoption of the proposed interval fund structure, may be partially offset by resulting impairment in the Fund’s performance.

Adopting the proposed interval fund structure might result in the eventual repurchase of a large percentage of the Fund’s outstanding shares and the resulting need to liquidate a corresponding portion of the Fund’s portfolio. Because of the limited liquidity of the Indian equity markets, particularly for medium and smaller capitalization companies in which the Fund invests, this would likely be accomplished only at a loss in the value of the Fund’s shares held by remaining stockholders as the result of the market impact of the necessary portfolio liquidations. Moreover, the increased repurchase requests that the Fund would be required to meet if it adopted the proposed interval fund structure would incur additional transaction costs with respect to portfolio securities, thereby increasing the Fund’s expenses.

Higher Expenses.    Apart from its deleterious short-term and long-term effects upon the Fund’s ability  to achieve its investment objective, adopting the proposed interval fund structure would, in the judgment of  the Board of Directors, injure the Fund and its stockholders in other ways. Importantly, the Fund’s per-share expense ratio would likely increase substantially for several reasons. First, those categories of Fund expenses that are more or less fixed notwithstanding fluctuations in the Fund’s asset size would be spread over a substantially smaller asset base, proportionally increasing their per-share effect. These include Board fees, custody, audit and legal expenses.

Additional legal, accounting and registration costs would be incurred by the Fund to adopt the proposed interval fund structure. The Manager estimates that these costs would be approximately $270,000 for the first year after the Fund adopts the proposed interval fund structure and approximately $245,000 on an annual basis thereafter (in each case assuming that the Fund conducts four repurchases per year as proposed by the stockholder). Finally, if the Fund adopts the proposed interval fund structure, the increased transaction costs with respect to portfolio securities caused by increased repurchases would cause a persistent rise in the Fund’s expenses.

Continuing Viability.    If the Fund adopts the proposed interval fund structure, a large percentage of the Fund’s outstanding shares may be repurchased pursuant to such structure. If such large-scale repurchases eventually occur, the Fund’s assets could be reduced to the point that the Fund would be too small to be economically viable, in which case the Manager might recommend to the Board of Directors that the Fund be liquidated.

The Board of Directors has a significant concern that, if the Fund becomes no longer viable, it may be necessary to liquidate the Fund. If the Fund is liquidated, the remaining stockholders in the Fund will have the burden of bearing the costs of liquidation, including possibly tax liabilities, that stockholders who have their shares repurchased shortly after the Fund adopts the proposed interval fund structure will not bear. For these reasons, the Board of Directors may conclude that, as a result of a substantially decreased asset base and increased expenses, liquidation of the Fund would be fairer to the Fund’s stockholders than adopting the proposed interval fund structure.

Conclusion.    For all the foregoing reasons, the Board of Directors strongly believes that, notwithstanding the benefit which those stockholders who would wish to have their shares repurchased over the short term would derive from the Fund adopting the proposed interval fund structure, on balance the best interests of the Fund and its stockholders would be substantially disadvantaged by such action. The Board of Directors does not believe that adopting the proposed interval fund structure would be in the best interests of the Fund’s stockholders.

Accordingly, your Board of Directors unanimously agrees that this proposal would substantially impair the ability of the Fund to operate effectively and therefore is not in the best interests of stockholders of the Fund. Your Board of Directors unanimously recommends that the stockholders vote AGAINST Proposal No. 2.

Voting Information

As the Proponent’s proposal is presented as a recommendation to the Board of Directors of the Fund, there is no law or regulation that requires the Board of Directors to act upon the proposal, regardless of the votes cast in favor of such proposal. Rather, in considering whether or not to take any action to adopt an interval fund structure, the Board of Directors will give the recommendation set forth in the proposal such weight as it believes appropriate based on the voting of stockholders for the proposal. In general, it is unlikely that the Board of Directors of the Fund will accord the proposal any significant weight unless it is approved by the holders of a substantial majority of the Fund’s outstanding shares.

Under the rules of the New York Stock Exchange, while brokers are permitted to submit on behalf of their customers proxies with respect to the election of each Fund’s directors whether or not the brokers receive instructions from their customers regarding how to vote, brokers are not permitted to submit proxies with respect to the Proponent’s proposal for the Fund unless the brokers have received instructions from the customers holding shares of the Fund as to how to vote on that proposal. As a result, while there may be a quorum for the meeting as a result of votes submitted by brokers on behalf of their customers for the election of directors, it is likely, based on past experience, that the holders of less than a majority of the outstanding shares of the Fund will vote on the Proponent’s proposal because many stockholders will have failed to instruct their brokers on how to vote on that proposal. Proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on the Proponent’s proposal will accordingly not be voted with respect to the Proponent’s proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Fund’s management, the following persons owned beneficially more than 5% of the Fund’s outstanding shares at April 10, 2003:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
President and Fellows of Harvard College c/o Harvard Management Company, Inc. 600 Atlantic Avenue Boston, Massachusetts 02210	1,219,209 shares with sole voting power and sole dispositive power(1)	7.6%
(1) Based on a Schedule 13G / A filed with the Commission on February 12, 2003.

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Report of the Audit Committee

At a meeting held on February 12, 2003, the Board of Directors of the Fund, including a majority of the Directors who are not “interested persons,” as defined under the 1940 Act, of the Fund acting on the recommendation of the Audit Committee of the Fund, selected Ernst & Young LLP to act as independent accountants for the Fund for the fiscal year ending December 31, 2003. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1 and has discussed with Ernst & Young LLP its independence with respect to the Fund. The Fund knows of no direct financial or material indirect financial interest of Ernst & Young LLP in the Fund.

The Fund’s financial statements for the fiscal year ended December 31, 2002 were audited by Ernst & Young LLP. The Audit Committee has reviewed and discussed the audited financial statements of the Fund with management of the Fund. The Audit Committee has further discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Fund’s most recent annual report.

Gerard E. Jones, Chairman of the Audit Committee

John S.Y. Chu, Member of the Audit Committee

Gaetan Bouic, Member of the Audit Committee

Marie Joseph Raymond La Musse, Member of the Audit Committee

Fergus Reid, Member of the Audit Committee

Audit Fees

The aggregate fees paid to Ernst & Young LLP in connection with the annual audit of the Fund’s financial statements for the fiscal year ended December 31, 2002 were $96,500.

Audit-Related Fees

There were no fees paid by the Fund to Ernst & Young LLP related to the annual audit of the Fund’s financial statements for the fiscal year ended December 31, 2002.

Tax Fees

The aggregate fees paid to Ernst & Young LLP in connection with tax compliance, tax advice and tax planning for the Fund for the fiscal year ended December 31, 2002 were $2,500, which represents fees paid for the review of the Federal, state and local tax returns for the Fund.

All Other Fees

There were no fees paid by the Fund to Ernst & Young LLP for all other products and services not set forth above for the Fund for the fiscal year ended December 31, 2002.

Aggregate Non-Audit Fees paid by the Manager and Affiliated Entities

The aggregate fees billed for professional services rendered by Ernst & Young LLP for all other services provided to the Manager and to any entities controlling, controlled by or under common control with the Manager for the fiscal years ended December 31, 2002 amounted to $774,000. Such services for the 2002 fiscal year included: (i) audit-related fees of $98,000 for the issuance of a report under Statement on Accounting Standards No. 70 titled “Reports on the Processing of Transactions by Service Organizations” and (ii) all other fees of $676,000 related to services such as performance attestation, operational control reviews and the provision of educational seminars.

The Audit Committee of the Fund has considered whether the provision of non-audit services and the provision of services to affiliates of the Manager is compatible with maintaining the independence of Ernst & Young LLP.

OTHER MATTERS

No business other than as set forth herein is expected to come before the Meeting, but should any other matter requiring a vote of stockholders arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy Card will vote thereon according to their best judgment in the interests of the Fund.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

A stockholder’s proposal intended to be presented at the Fund’s Annual Meeting of Stockholders in 2004 must be received by the Fund on or before January 1, 2004 in order to be included in the Fund’s proxy statement and Proxy Card relating to that meeting. Any stockholder who desires to bring a proposal at the Fund’s Annual Meeting of Stockholders in 2004, without including such proposal in the Fund’s proxy statement, must deliver written notice thereof to the Secretary of the Fund not before March 8, 2004 and not later than April 7, 2004, in the manner and form required by the Fund’s By-Laws. The Fund will furnish, without charge, a copy of its By-Laws to any stockholder of the Fund requesting such By-Laws. Requests for the Fund’s By-Laws should be made in writing to the Fund, c/o Morgan Stanley Investment Management Inc., 1221 Avenue of the Americas, New York, New York 10020.

MARY E. MULLIN

Secretary

Dated: April 21, 2003

Stockholders who do not expect to be present at the meeting and who wish to have their shares voted are requested to date and sign the enclosed Proxy Card and return it in the enclosed envelope, no postage is required if mailed in the United States, or vote by telephone as instructed in the Fund’s Proxy Card.

PROXY CARD

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

C/O MORGAN STANLEY INVESTMENT MANAGEMENT INC.

1221 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints RONALD E. ROBISON, STEFANIE V. CHANG and MARY E. MULLIN, and each of them, as proxies for the undersigned, with full power of substitution and resubstitution, and hereby authorizes said proxies, and each of them, to represent and vote, as designated on the reverse side, all stock of the above Fund held of record by the undersigned on April 10, 2003 at the Annual Meeting of Stockholders to be held on June 5, 2003, and at any adjournment thereof. The undersigned hereby revokes any and all proxies with respect to such stock heretofore given by the undersigned. The undersigned acknowledges receipt of the Proxy Statement dated April 21, 2003.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

June 5, 2003

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your Proxy Card in the envelope provided as soon as possible. –OR–

TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and Proxy Card available when you call.

Company Number

Account Number

Control Number

Please detach and mail in the envelope provided IF you are not voting via telephone.

1.	Election of the following nominees as Directors:

NOMINEES
☐	FOR ALL NOMINEES	☐	Nilesh Joshi	Class IIII
		☐	Joseph J. Kearns*	Class III
☐	WITHHOLD AUTHORITY	☐	Marie Joseph Raymond La Musse	Class III
FOR ALL NOMINEES

☐	FOR ALL EXCEPT	*	Election of Mr. Kearns to be effective July 31, 2003.
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

2.	Approval of a recommendation that the Board of Directors act to adopt an interval fund structure for the Fund, as set forth in Proposal No. 2.

FOR AGAINST ABSTAIN

☐ ☐ ☐

        This Proxy Card when properly executed will be voted in the manner directed herein by the undersigned stockholder, and, in the discretion of such proxies, upon any and all other business as may properly come before the Meeting or any adjournment thereof. If no direction is made, this Proxy Card will be voted for the election of the nominees as Directors for the Fund and will be voted against Proposal No. 2 as set forth above.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder Date: Signature of Stockholder: Date:

Note:	PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, EACH JOINT TENANT MUST SIGN. When signing as attorney, executor, administrator, trustee, guardian or custodian, please sign full title as such. If a corporation, please sign full corporate name by authorized officer and indicate the signer’s office. If a partnership, please sign in partnership name.